                  MORGAN STANLEY INSTITUTIONAL LIQUIDITY FUNDS

                               MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18F-3

                            AS AMENDED APRIL __, 2005

INTRODUCTION

         This plan (the "Plan") is adopted pursuant to Rule 18f-3(d) of the
Investment Company Act of 1940, as amended (the "1940 Act"), and will be effective as of October 23, 2003 (the "Effective Date"). The Plan relates to shares of Morgan Stanley Institutional Liquidity Funds (the "Trust"). Each
separate portfolio of the Trust is referred to herein as a Portfolio
(collectively, the "Portfolios"). The Portfolios are distributed pursuant to a system (the "Multiple Class System") in which each class of shares (each, a
"Class" and collectively, the "Classes") of a Portfolio represents a pro rata interest in the same portfolio of investments of the Portfolio and differs only to the extent outlined below.

I.       DISTRIBUTION ARRANGEMENTS

         One or more Classes of shares of the Portfolios are offered for purchase by investors with the sales load structures described below. The
Portfolios have each adopted certain plans as follows: (i) Administration Plans under which shares of the Service, Investor and Administrative Classes are
subject to the administration fees described below; (ii) a Service and
Shareholder Administration Plan under which shares of the Advisory Class are subject to the fee described below; (iii) a Distribution and Shareholder Service
Plan under which shares of the Participant Class are subject to the fee described below; and (iii) a Distribution Plan under which shares of the Cash
Management Class are subject to the fee described below.

         1.       INSTITUTIONAL CLASS

         Institutional Class shares are offered at net asset value per share without the imposition of any sales charge.

         2.       SERVICE CLASS

         Service Class shares are offered at net asset value per share without the imposition of any sales charge. Service Class shares are also subject to a fee under its Administration Plan, assessed at the annual rate of up to 0.05% of the average daily net assets of Service Class shares.

         3.       ADVISORY CLASS

         Advisory Class shares are offered at net asset value per share without the imposition of any sales charge. Advisory Class shares are also subject to a fee under its Service and Shareholder Administration Plan, assessed at the annual rate of up to 0.25% of the average daily net assets of Advisory Class shares.

         4.       INVESTOR CLASS

         Investor Class shares are offered at net asset value per share without the imposition of any sales charge. Investor Class shares are also subject to a fee under its Administration Plan, assessed at the annual rate of up to 0.10% of the average daily net assets of Investor Class shares.

         5.       ADMINISTRATIVE CLASS

         Administrative Class shares are offered at net asset value per share without the imposition of any sales charge. Administrative Class shares are also subject to a fee under its Administration Plan, assessed at the annual rate of up to 0.15% of the average daily net assets of Administrative Class shares.

         6.       PARTICIPANT CLASS

         Participant Class shares are offered at net asset value per share without the imposition of any sales charge. Participant Class shares are also subject to a fee under its Distribution and Shareholder Service Plan, assessed at the annual rate of up to 0.40% of the average daily net assets of Participant
Class shares, 0.15% of which is characterized as a "distribution fee" and paid pursuant to Rule 12b-1 under the 1940 Act.

         7.       CASH MANAGEMENT CLASS

         Cash Management Class shares are offered at net asset value per share without the imposition of any sales charge. Cash Management Class shares are also subject to a fee under its Distribution Plan, assessed at the annual rate of up to 0.05% of the average daily net assets of Cash Management Class shares, all of which is characterized as a "distribution fee" and paid pursuant to Rule
12b-1 under the 1940 Act.

         8.       ADDITIONAL CLASS OF SHARES

         The Board of Trustees of the Trust, on behalf of the Portfolios, have the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

II.      EXPENSE ALLOCATIONS

         Expenses incurred by a Portfolio are allocated among the various
Classes of shares pro rata based on the net assets of the Portfolio attributable to each Class, except that: (i) the fees relating to the Service Class under its
Administration Plan are allocated directly to the Service Class; (ii) the fees relating to the Advisory Class under its Service and Shareholder Administration
Plan are allocated directly to the Advisory Class; (iii) the fees relating to the Investor Class under its Administration Plan are allocated directly to the
Investor Class; (iv) the fees relating to the Administrative Class under its
Administration Plan are allocated directly to the Administrative Class; (v) the fees relating to the Participant Class under its Distributor and Shareholder
Service Plan are allocated directly to the Participant Class, and (vi) the fees relating to the Cash Management Class under its Distribution Plan are allocated directly to the Cash

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Management Class. In addition, other expenses associated with a particular Class
(except advisory or custodial fees), may be allocated directly to that Class, provided that such expenses are reasonably identified as specifically attributable to that Class, and the direct allocation to that Class is approved by the Portfolio's Board of Trustees.

III.     EXCHANGE PRIVILEGES

         Shares of each Class may be exchanged for shares of the same Class of the other Portfolios that offer that Class. The exchange privilege of each
Portfolio may be terminated or revised at any time by the Portfolio upon such notice as may be required by applicable regulatory agencies as described in each
Portfolio's prospectus.

IV.      MINIMUM BALANCE REQUIREMENT AND CONVERSION

         The minimum initial investment amounts for each Class shall be
$10,000,000. If the value of an investors account falls below the minimum initial investment amount for 60 consecutive days, the account may be subject to an involuntary redemption. The Investment Adviser to the Portfolio may waive the minimum initial investment and involuntary redemption features for certain investors, including individuals purchasing shares though a financial intermediary.

V.       VOTING

         Each Class shall have exclusive voting rights on any matter that relates solely to its Administration Plan, Service and Shareholder
Administration Plan, Distribution and Shareholder Service Plan or Distribution
Plan as applicable. In addition, each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

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